Exhibit 10.5
PERFORMANCE SHARE UNIT AWARD AGREEMENT FOR
CHESAPEAKE ENERGY CORPORATION
LONG TERM INCENTIVE PLAN

THIS PERFORMANCE UNIT AWARD AGREEMENT (the “Agreement”) entered into as of the grant date set forth on the attached Notice of Grant of Performance Share Units and Award Agreement (the “Notice”), by and between Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), and the participant named on the Notice (the “Participant”);
W I T N E S S E T H:
WHEREAS, the Participant is receiving the Performance Share Units in respect of the Participant’s services as an Employee, and it is important to the Company that the Participant be encouraged to remain an Employee and to incentivize the Participant to promote the long-term success of the Company;
WHEREAS, the Company has previously adopted the Chesapeake Energy Corporation 2021 Long Term Incentive Plan effective as of February 9, 2021, as amended, restated or otherwise modified from time to time (the “Plan”); and
WHEREAS, the Company has awarded the Participant Performance Share Units under the Plan (which are a subcategory of Performance Shares under the Plan), as set forth on the Notice, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows:
1.    The Plan. The Plan, a copy of which has been made available to the Participant, is hereby incorporated by reference herein and made a part hereof for all purposes, and when taken with this Agreement shall govern the rights of the Participant and the Company with respect to the Award (as defined below). Any capitalized terms used but not defined in this Agreement have the same meanings given to them in the Plan.
2.    Grant of Award. The Company hereby awards to the Participant the number of Performance Share Units set forth in the Notice, on the terms and conditions set forth herein and in the Plan (the “Award”). Each Performance Share Unit granted pursuant to this Award gives the Participant the right to receive payment, following the satisfaction of the vesting conditions set forth in the Notice and this Agreement, of one share of Common Stock in the manner set forth in Section 5 below.

3.    Vesting and Forfeiture.
(a)    Vesting. The Performance Share Units will vest as set forth in the Notice based on the Company’s achievement of the performance goal set forth in the Notice.
(b)    Forfeiture. In the event the Participant ceases to be an Employee (other than due to a termination of the Participant’s employment for Cause) prior to July 31, 2021, then a pro rata portion of the Performance Share Units, whether vested or unvested, shall be immediately forfeited without consideration, with such pro rata portion to be equal to (i) the number of Performance Share Units granted hereunder, multiplied by (ii) a fraction, the numerator of which is the number of days between the day the Participant ceases to be an Employee and the denominator of which is 92. In the event the Participant ceases to be an Employee to due a termination of the Participant’s employment for Cause, then all of the Performance Share Units, whether vested or unvested, shall be immediately forfeited without consideration.
4.    Nontransferability of Award. A Performance Share Unit is not transferable other than by will or the laws of descent and distribution. Any attempted sale, assignment, transfer, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, a Performance Share Unit contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, and may, at the sole discretion of the Committee, result in forfeiture of the Performance Share Unit(s) involved in such attempt.
5.    Payment. Payment shall be made in the form of an issuance to the Participant of shares of Common Stock equal to the number of vested Performance Share Units on the earlier of (i) March 1, 2024 and (ii) the consummation of a Change of Control.
6.    Dividends Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Common Stock and, on the record date for such dividend, the Participant holds Performance Share Units granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to the Participant an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of shares of Common Stock equal to the number of Performance Share Units held by the Participant that have not been settled as of such record date, such payment to be made on the date that shares of Common Stock are issued to the Participant in respect of the Performance Share Units in accordance with Section 5 (the “Dividend Equivalents”). For purposes of clarity, if the Performance Share Units (or any portion thereof) are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited Performance Share Units. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.
7.    Withholding. The Company may make such provision as it may deem appropriate for the withholding of any applicable federal, state or local taxes that it determines it may be obligated to withhold or pay in connection with the Performance Share Units. Required withholding taxes as determined by the Company associated with this Award must be paid in cash. Provided, however, the Committee may require the Participant to pay such withholding taxes by directing the Company to withhold from the Award the number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of required withholding taxes. The Company in its sole discretion may also withhold any required taxes from Dividend Equivalents paid on the Performance Share Units.
8.    Amendments. This Award Agreement may be amended by a written agreement signed by the Company and the Participant; provided that the Committee may modify the terms of this Award Agreement without the consent of the Participant in any manner that is not adverse to the Participant.
9.    Securities Law Restrictions. Payment of this Award shall not be made in shares of Common Stock unless such issuance is in compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant at the time of payment and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Common Stock subject to the Award are being acquired for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such a fact. The Participant acknowledges that any stock certificate representing Common Stock acquired under such circumstances will be issued with a restricted securities legend.
10.    Non-Disclosure of Confidential and Proprietary Information. The Participant recognizes that, as a result of his/her employment, he/she will have access to confidential information, trade secrets, proprietary methods and other data which is the property of and integral to the operation and success of the Company and therefore agrees to be bound by the provisions of this Agreement, which the parties agree and acknowledge to be reasonable. The Participant acknowledges that he/she will obtain unique benefits from his/her employment and the provisions contained in this Agreement are reasonably necessary to protect the Company’s legitimate business interests, which include, among other things, the substantial relationships between the Company and its clients, referral sources, employees, customers and vendors as well as the goodwill established with these parties over a protracted period of time. The Participant agrees that he/she will not divulge to any person; use to the detriment of the Company; or use in any business competitive with or similar to any business of the

Company, any of the Company’s trade secrets and/or the Company’s confidential and proprietary information at any time during the term of the Participant’s employment or thereafter. A trade secret shall include any formula, pattern, device or compilation of information used by the Company in its business. Trade secrets as well as confidential and proprietary information shall also include, without limitation, internal well valuations, compilation of documents necessary to prepare well valuations, geological data and interpretation of geological data obtained, expectations concerning well profitability, production information, test results, economic projections, financial reports, income statements, balance sheets, general ledgers, accounts receivable, business plans, contracts with customers, suppliers and affiliated companies, the identity of customers and suppliers, and information reflecting their interests, preferences, credit-worthiness, risk characteristics, likely receptivity to solicitation for participation in various transactions, as well as any other business information obtained by the Participant, during the course of employment.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Participant from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Participant from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires the Participant to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that the Participant has engaged in any such conduct.

11.    Participant Misconduct; Compensation Recovery.
(a)    Notwithstanding anything in the Plan or this Agreement to the contrary, the Committee shall have the authority to determine that in the event of serious misconduct by the Participant (including violations of this Agreement, employment agreements, confidentiality or other proprietary matters) or any activity of the Participant in competition with the business of the Company or any Subsidiary or Affiliated Entity, the Award may be cancelled, in whole or in part, whether or not vested. The determination of whether the Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any

Subsidiary or Affiliated Entity shall be determined by the Committee in good faith and in its sole discretion.
(b)    The Award made pursuant to this Agreement is subject to recovery pursuant to the Company’s compensation recovery policy then in effect. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements and the Company’s compensation recovery policy then in effect, the Company shall have the right, and shall take all actions necessary, to recover cash or shares of Common Stock paid to the Participant pursuant to this Award.
12.    Notices. All notices or other communications relating to the Plan and this Agreement as it relates to the Participant shall be in electronic or written form. If in writing, such notices shall be deemed to have been made (a) if personally delivered in return for a receipt, (b) if mailed, by regular U.S. mail, postage prepaid, by the Company to the Participant at his last known address evidenced on the payroll records of the Company or (c) if provided electronically, provided to the Participant at his/her e-mail address specified in the Company’s or its Affiliated Entity’s records or as other specified pursuant to and in accordance with the Committee’s applicable administrative procedures.
13.    Binding Effect and Governing Law. This Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns except as may be limited by the Plan and (ii) governed and construed under the laws of the State of Oklahoma.
14.    Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision hereof.
15.    Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form but one agreement.
16.    Code Section 409A.
(a)    General. This Agreement and the Performance Share Units granted hereunder are intended to comply with Code Section 409A. The Agreement and the Performance Share Units shall be administered, interpreted, and construed in a manner consistent with Code Section 409A. Should any provision of the Plan or the Agreement be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan or this Agreement comply with Code Section 409A and in no event shall the

Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Code Section 409A. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Performance Share Units or the disposition of the underlying shares of Common Stock and that the Participant has been advised, and hereby is advised, to consult a tax advisor prior to such vesting, settlement or disposition.
(b)    Other Restrictions. Other provisions of this Agreement notwithstanding, the following restrictions shall apply:
(i)    Separation from Service. Any payment in settlement of the Performance Share Units that is triggered by a termination of employment hereunder will occur only at such time as the Participant has had a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
(ii)    Six-Month Delay Rule. The “six-month delay rule” will apply to the Performance Share Units if the following four conditions exist:
1.    The Participant has a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h));
2.    A payment is triggered by the separation from service (but not due to death);
3.    The Participant is a “specified employee” under Code Section 409A; and
4.    The payment in settlement of the Performance Share Units would otherwise occur within six months after the separation from service.
If the six-month delay rule applies, payment in settlement of the Performance Share Units shall instead occur on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier), with interest from the date such payment would otherwise have been made at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment. During the six-month delay period, accelerated payment will be permitted in the event of the Participant’s death and for no other reason (including no acceleration upon a Change of Control) except to the extent permitted under Code Section 409A.
(iii)    Change of Control Rule. Any payment in settlement of the Performance Share Units triggered by a Change of Control will be made only if, in connection with the Change of Control, there occurs a change in the ownership of the Company, a change in the effective control of the Company, or a change in ownership of a substantial portion of the assets of the Company as all such terms are defined in

Treasury Regulation Section 1.409A-3(i)(5). In the event payment in settlement of the Performance Share Units is not allowed by operation of this subparagraph (iii), the payment in settlement of the Performance Share Units will be made within sixty (60) days of the earlier to occur of (A) the applicable vesting date set forth in the Notice regardless of the fact that vesting has been accelerated under the Agreement as a result of the Change of Control, or (B) the occurrence of a permissible time or event that could trigger a payment without violating Code Section 409A.
(c)    Other Compliance Provisions. The following provisions apply to Performance Share Units:
(i)    The settlement of the Performance Share Units may not be accelerated by the Company except to the extent permitted under Code Section 409A.
(ii)    If any mandatory term required for the Performance Share Units to avoid tax penalties under Code Section 409A is not otherwise explicitly provided under this document or other applicable documents, such term is hereby incorporated by reference and fully applicable as though set forth at length herein.

Notice of Grant of Performance Share Units and Award Agreement
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, OK 73118
ID: 73-1395733

Name: Michael A. Wichterich	Award Number:	20211032
	Plan:	2021 LTIP
	ID:	452569

Effective April 30, 2021, you have been granted an award of 9,204 Performance Share Units. These Performance Share Units will vest as follows:

Subject to earlier forfeiture in Section 3(b) of the Award Agreement, the Performance Share Units will vest (i) on any date on or prior to March 1, 2024 on which the 60-Day VWAP (as defined below) or equals or exceeds the price per share of Common Stock of $55.00 or (ii) upon the consummation of a Change of Control, if the price per share of Common Stock paid to the holders of the Common Stock upon the consummation of such Change of Control equals or exceeds $55.00; provided, however, that in each case, the price per share of Common Stock of $55.00 may be adjusted by the Committee in accordance with Section 9.1 of the Plan in the event of changes to the Company’s capital structure and similar events.

As used herein, “60-Day VWAP” means, as of any date of determination, the volume-weighted average price of a share of Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CHK<equity>VWAP” (or its equivalent successor if such page is not available) for the 60 consecutive Trading Days immediately preceding such date of determination (or if such volume-weighted average price is unavailable, the market value of a share of Common Stock during such period, determined using a volume-weighted average method by a nationally recognized independent investment banking firm retained for this purpose by the Company).

As used herein, “Trading Day” means a day on which (a) trading in the Common Stock generally occurs on NASDAQ or, if the Common Stock is not then listed on NASDAQ, on the principal securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a securities exchange, on the principal other market on which the Common Stock is then traded; and (b) a 60-Day VWAP for the Common Stock is available on such securities exchange or market, but if the Common Stock is not so listed or traded, “Trading Day” means mean any day except a Saturday, Sunday or other day on which commercial banks in Oklahoma City, Oklahoma are authorized or required by law to be closed.

Acceptance. You are required to accept the terms and conditions set forth in this Notice, the Agreement and the Plan, all of which are made a part of this document in order for you to receive the Award granted to you hereunder. Any capitalized terms used but not defined in this Notice have the same meanings given to them in the Agreement or the Plan. By your signature and the Company’s signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan and the Agreement, all of which are attached and made a part of this document.

/s/ James R. Webb	April 30, 2021
Chesapeake Energy Corporation	Date

/s/ Michael A. Wichterich	April 30, 2021
Michael A. Wichterich	Date